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                                                                    EXHIBIT 3.10


        CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS
                                      OF
                           SERIES G PREFERRED STOCK
                                      OF
                        APPLIED VOICE RECOGNITION, INC.


      WHEREAS, Applied Voice Recognition, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "DGCL") (the "Corporation") had 2,000,000 shares of preferred stock, $0.10 par value per share (the "Preferred Stock"), authorized, of which 343,718 shares are currently issued and outstanding; and

      WHEREAS, the Board of Directors of the Corporation (the "Board"), by unanimous written consent dated January 13, 2000, duly adopted resolutions providing for the issuance of a series of 100,000 shares of the Corporation's Preferred Stock, to be designated "Series G Preferred Stock" (herein referred to as "Series G Preferred Stock"), and fixing the voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, all pursuant to this Certificate of Designation, Rights and Preferences of Series G Preferred Stock of Applied Voice Recognition, Inc.(the "Series G Designation"), which resolutions are and read as follows:

       NOW, THEREFORE, BE IT RESOLVED, that for purposes of these resolutions, all references to the "Proper Officers" of the Company shall mean, at any given time, each or any one or more of the Company's duly elected Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, any Vice President, and solely for purposes of attesting to, or certifying the authenticity of signatures, documents, instruments or agreements, the Secretary or any Assistant Secretary;

       RESOLVED, that pursuant to the authority expressly granted and vested in the Board in accordance with the provisions of the Corporation's Certificate of Incorporation, there shall be established and authorized for issuance a series of Preferred Stock designated "Series G Preferred Stock", consisting of 100,000 shares, each of the par value of $0.10 per share, and having the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions set forth in the Series G Designation; and

       RESOLVED FURTHER, that any one or more of the Proper Officers, be and he hereby is authorized, empowered and directed, for, in the name and on behalf of the Corporation, to execute and cause to be filed with the Delaware Secretary of State the Series G Designation.

      NOW THEREFORE, Applied Voice Recognition, Inc., DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board by the Certificate of Incorporation, as amended, and pursuant to Section 151(g) of the DGCL, that the Series G Preferred Stock, as a
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series, shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereon set forth below:

      A. DESIGNATION. The Preferred Stock having the rights, preferences, privileges and restrictions set forth below shall be designated and known as "Series G Preferred Stock."

      B. NUMBER OF SHARES OF SERIES G PREFERRED STOCK. The number of shares constituting all of the Series G Preferred Stock shall be 100,000.

      C. NO DIVIDENDS. The holders of the Series G Preferred Stock shall not be entitled to dividends.

      D. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series G Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after the payment or declaration and setting apart for payment of any amount required with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, and before any payment or declaration and setting apart for payment of any amount shall be made with respect to the Series 1 Preferred Stock, Series 2 Preferred Stock and Common Stock, One Hundred Dollars and 00/100 ($100.00) per share, and no more (the "Liquidation Preference"). If upon the occurrence of such event the assets distributable among the holders of the Series G Preferred Stock and stock ranking on parity with the Series G Preferred Stock, if any, as to assets in liquidation (collectively, "Parity Stock") shall be insufficient to permit the payment of the full preferential amounts for the Series G Preferred Stock and Parity Stock, then the assets and funds of the Corporation legally available for distribution to such holders shall be distributed among the holders of the Series G Preferred Stock and Parity Stock then outstanding ratably per share in proportion to the full preferential amounts per share to which they are respectively entitled. After the payment or distribution to the holders of the Series G Preferred Stock and the Parity Stock of their full preferential amounts have been made, the holders of Series G Preferred Stock shall not be entitled to any additional distributions with respect to the Series G Preferred Stock.

      E.  MANDATORY CONVERSION.

      (i) Each holder of shares of Series G Preferred Stock shall be required to cause all of such shares to be converted into shares of Common Stock with seven days of the initial date of issuance. In the event that a holder of the shares of Series G Preferred Stock does not cause his shares to be converted by the seventh day following the initial date of issuance, such shares shall be automatically converted into shares of Common Stock as of the end of that day, without notice to the holder or any action on the part of the Corporation. Each share of Series G Preferred Stock is convertible into such number of shares of Common Stock equal to (i) the Liquidation Preference of the Series G Preferred Stock being converted, divided by (ii) $0.30 per share.

      (ii) Each holder of Series G Preferred Stock upon conversion of all of such shares into shares of Common Stock pursuant to paragraph (i) of this Section E shall (A) surrender the
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certificate or certificates, if applicable, representing the shares of Series G
Preferred Stock being converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto) and (B) provide the Corporation with written notice of conversion, accompanied by such surrender certificate if applicable, to the principal executive office of the Corporation or such office or offices in the continental United States of an agent for conversion as may from time to time be designed by notice to the holders of the Series G Preferred Stock by the Corporation or the transfer agent for the Series G Preferred Stock. Such notice of conversion shall specify (1) the number of shares of Series G Preferred Stock being converted, and (2) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

      (iii) Upon surrender of a certificate representing a share or shares of Series G Preferred Stock for conversion pursuant to paragraph (i) of this Section E, or in the case of the conversion of noncertificated shares of Series G Preferred Stock either by written notice from the holder as set forth in paragraph (ii) of this Section E. or by automatic conversion pursuant to paragraph (i) of this Section E., the Corporation shall, within five (5) business days of such surrender, issue and send (with receipt to be acknowledged) to the holder thereof, at the address designated by such holder, a certificate or certificates for the number of validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled upon conversion.

      (iv) The issuance by the Corporation of shares of Common Stock pursuant to paragraph (i) of this Section E shall be effective as of the earlier of (1) the delivery to such holder of the certificates representing the shares of Common Stock issued upon conversion thereof, or (2) immediately before the close of business on the day of surrender of the certificate or certificates for the shares of Series G Preferred Stock to be converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto) as provided in this Certificate of Designation. On and after the effective day of the conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock of record on any date prior to such effective date.

      (v) The Corporation shall not be obligated to issue and deliver any fractional share of Common Stock upon any conversion of shares of Series G Preferred Stock, but in lieu thereof may round up to the nearest whole share of Common Stock following conversion of all the holder's shares of Series G Preferred Stock.

      (vi) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or treasury shares, solely for issuance upon the conversion of shares of Series G Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall be issuable upon the conversion of all the shares of Series G Preferred Stock then outstanding.

      G. VOTING RIGHTS. Except as otherwise required by the DGCL or this Certificate of Designation, the holders of Series G Preferred Stock shall have no voting rights.
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      H.  PROTECTIVE PROVISION; AMENDMENT. So long as shares of Series G
Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent as provided by Delaware Law) of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series G Preferred Stock, alter or change the rights, preferences or privileges of the Series G Preferred Stock. Notwithstanding the foregoing sentence, however, the Corporation may amend this Certificate of Designation with respect to any unissued shares of Series G Preferred Stock, including, without limitation, increasing or decreasing the number of shares constituting the Series G Preferred Stock.

      I. MISCELLANEOUS. (i) Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier addressed (1) if to the Corporation, to its office at 1717 St. James Place, Suite 242, Houston, Texas 77056, Attention: Chairman of the Board, Telecopier: (713) 621-5870, and (2) if to the holder of the Series G Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation or to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, registered or certified mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if by telecopier, so long as followed up on the same day by overnight courier.

      (iii) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series G Preferred Stock or shares of Common Stock issued on account of Series G Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series G Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series G Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment described in this sentence unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

      (iv) In the event that the holder of shares of Series G Preferred Stock shall not by written notice designate the address to which the certificate or certificates representing shares of Common Stock to be issued upon conversion of such shares should be sent, the Corporation shall be entitled to send the certificate or certificates representing such shares to the address of such holder shown on the records of the Corporation or any transfer agent for the Series G Preferred Stock.
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      (ix)  Nothing contained herein shall be construed to prevent the Board of the Corporation from issuing one or more series of preferred stock with dividend and/or liquidation preferences superior or junior to the Series G Preferred Stock.



                            [SIGNATURE PAGE FOLLOWS]

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      IN WITNESS WHEREOF, Applied Voice Recognition, Inc. has caused this
Certificate of Designation to be signed by Timothy J. Connolly, its Chairman of the Board, as of the 13th day of January, 2000.

                           APPLIED VOICE RECOGNITION, INC.


                           By:    /s/ Timothy J. Connolly
                                  -----------------------
                                  Timothy J. Connolly
                                  Chairman of the Board